SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2014 (April 13, 2014)

KOPPERS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-32737	20-1878963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

436 Seventh Avenue Pittsburgh, Pennsylvania	15219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 227-2001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 13, 2014, Koppers Inc. (“Buyer”), a wholly-owned subsidiary of Koppers Holdings Inc. (“Koppers”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among Osmose Holdings, Inc., a Delaware corporation (“Seller”), Osmose, Inc., a New York corporation, and Osmose Railroad Services, Inc., a Delaware corporation (Osmose, Inc., together with Osmose Railroad Services, Inc., the “Osmose Entities”). Pursuant to the Stock Purchase Agreement, Buyer agreed to acquire from Seller (the “Acquisition”) all of the outstanding stock of the Osmose Entities. The Osmose Entities and their subsidiaries are engaged in the business of manufacturing wood preservatives worldwide and providing railroad services in North America.

The Stock Purchase Agreement provides for the payment of aggregate cash consideration of $460,000,000, subject to certain adjustments (the “Purchase Price”), including, but not limited to, a net working capital adjustment. The Purchase Price includes the value of an anticipated 338(h)(10) tax election that is expected to provide annual cash tax savings of approximately $7,000,000 over the next 15 years.

The Purchase Price is expected to be funded through bank debt, including a new term loan and revolving credit facility, subject to the terms and conditions in the underlying debt financing commitment (as described below). In connection with the entry into the Stock Purchase Agreement, Buyer entered into a debt financing commitment letter (the “Debt Commitment Letter”) with PNC Bank, National Association and PNC Capital Markets LLC (together, the “Lenders”) on April 13, 2014, pursuant to which the Lenders have committed to arrange and provide an $800,000,000 senior secured credit facility on the terms and subject to the conditions set forth in the Debt Commitment Letter. Buyer’s obligations under the Stock Purchase Agreement are not conditioned on the receipt of financing. The Stock Purchase Agreement provides for a $36,800,000 fee that will be payable to Seller if Buyer fails to consummate the Acquisition due to a failure to obtain financing under certain circumstances.

The closing of the Acquisition is expected to occur in the third quarter of 2014, subject to the satisfaction of certain customary closing conditions, including, but not limited to, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. At the closing, Seller and Buyer are expected to enter into certain ancillary agreements, including agreements relating to intellectual property licenses, transitional services, research and development services, and an escrow agreement (as described below).

Under the Stock Purchase Agreement, Buyer and Seller made representations, warranties, and covenants customary for a transaction of this nature. Buyer’s covenants and agreements include, among other things: (1) subject to certain conditions, to use reasonable best efforts to obtain the financing as set forth in the Debt Commitment Letter; and (2) subject to certain conditions, to use reasonable best efforts to obtain alternative financing from alternative sources if any portion of the financing under the Debt Commitment Letter becomes unavailable. Seller’s covenants and agreements include, among other things: (1) subject to certain conditions, to conduct its business in the ordinary course of business during the period between the execution of the Stock Purchase Agreement and the completion of the Acquisition; and (2) not to solicit or initiate discussions with third parties regarding alternative transactions regarding the Osmose Entities. The Stock Purchase Agreement also provides that Seller will indemnify Buyer for certain environmental liabilities associated with the business of the Osmose Entities and contains other indemnification provisions which are believed to be customary for a transaction of this type. The parties’ respective indemnification obligations relating to certain representations and warranties contained in the Stock Purchase Agreement only apply with respect to aggregate liabilities in excess of specified deductibles, are subject to caps, and are only effective for specified periods of time. A portion of the Purchase Price ($28 million) will be held in escrow to secure certain indemnification obligations of Seller and released pursuant to the terms of an escrow agreement to be entered into by and among Seller, Buyer, and an escrow agent in connection with the closing of the Acquisition.

Item 8.01.	Other Events.

On April 14, 2014, Koppers issued a press release announcing the Acquisition and Debt Commitment Letter. A copy of the press release is furnished herewith as Exhibit 99.1.

The information in this Item 8.01, including the information in Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for any purpose, including for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Item 8.01 shall not be incorporated by reference into any registration statement or any other filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filing, except to the extent set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number

99.1	Press Release dated April 14, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOPPERS HOLDINGS INC.

By:	/s/ Leroy M. Ball
Leroy M. Ball
Vice President and Chief Financial Officer

Dated: April 14, 2014